Exhibit 99.1

                    Tesoro Continues Debt Repayment


    SAN ANTONIO--(BUSINESS WIRE)--July 8, 2003--Tesoro Petroleum Corporation (NYSE:TSO) announced that it reduced total debt by $168 million during the second quarter bringing the total debt reduction since the end of the second quarter of 2002 to $322 million. In addition, the company had over $74 million of cash invested as of June 30, 2003. Total debt, net of cash, at the end of the quarter was $1.7 billion compared to $1.9 billion at the end of the first quarter.
    "I am very pleased with this demonstration of our continued focus on debt reduction," said Bruce A. Smith, Chairman, President and CEO of Tesoro. "As expected, our new credit agreement allowed us to recapture most of the cash which had been invested in support of trade credit. After we closed on the acquisition of the Golden Eagle assets last year, we set a goal of repaying $500 million of debt by the end of 2003. Since that time, we have achieved nearly 75% of the goal while reducing our debt load from a high of almost $2.1 billion and we are committed to continued debt reduction."
    The company also announced that it has met the excess availability threshold on its revolving credit agreement that will allow Tesoro to take advantage of a 50 basis point reduction on the revolver borrowing spread over LIBOR and letter of credit expense.
    Tesoro Petroleum Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products and provider of marine logistics services. Tesoro operates six refineries in the western United States with a combined capacity of nearly 560,000 barrels per day. Tesoro's retail marketing system includes approximately 600 branded retail stations; of which over 200 are company operated under the Tesoro(R) and Mirastar(R) brands.

    This press release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements contain expectations regarding the Company's plan for continued debt reduction. For more information concerning factors that could cause actual results to differ from expectations, see the company's annual report on Form 10-K, quarterly reports on Form 10-Q and other reports, filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which the Company becomes aware of, after the date hereof.


    CONTACT: Tesoro Petroleum Corporation, San Antonio
             Investors:
             John Robertson, 210/283-2687
             or
             Media:
             Tara Ford, 210/283-2676